Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Estrella Immunopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share(1)	Rule 457(c)	7,036,726	$2.21	$15,551,164.46	0.000147600	$2,295.35
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share(2)	Rule 457(c)	2,409,638	$2.21	$5,325,299.98	0.000147600	$786.01
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share (issuable upon exercise of warrants)(3)	Rule 457(g)	2,215,000	$11.50	$25,472,500	0.000147600	$3,759.74
	Total Offering Amounts
	Net Fee Due							$6,841.11

(1)	Consists of up to 7,036,726 shares of Common Stock that may be issued and sold by us to White Lion pursuant to the Common Stock Purchase Agreement. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on October 9, 2023.

(2)	Consists of an aggregate of 2,409,638 shares of Common Stock that may be issued and sold by us to Investors under the Subscription Agreements, comprised of 1,000,000 shares of Common Stock issued at to the Investors at Closing of the Business Combination and 1,409,638 shares issued 30 days after closing of the Business Combination. The proposed maximum offering price per share has been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on October 9, 2023 of $2.21.

(3)

Consists of up to 2,215,000 shares of Common Stock that are issuable upon the exercise of the Warrants at a price of $11.50 per share, subject to certain adjustments. The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the exercise price of the Warrants.